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Exhibit 99.1

Fischer Imaging Obtains $4.25 Million Accelerated Payment of Remaining Patent Funds Owed; Separately Announces Reinstatement of CE Mark

        DENVER, June 3, 2004—Fischer Imaging Corporation (FIMG:PK) today announced that it has reached an agreement with Thermo Electron Corporation (NYSE:TMO) to accelerate the remaining payments owed Fischer from a 2002 patent settlement into a single payment of $4.25 million. Together with the regular quarterly payment of $900,000, the company has received $5.15 million during the current quarter.

        During the second quarter of 2002, Fischer settled a patent infringement lawsuit that it had filed against Thermo Electron and Hologic, Inc. Under the $32.2 million settlement, the company received $25.0 million in cash during the second quarter of 2002. The balance of $7.2 million was scheduled to be received in equal annual installments of $900,000 over the remaining eight-year life of the patents for continued sales of the breast-biopsy imaging system now being sold by Hologic, Inc. The company has received two such payments, in the second quarter of 2003 and in the current quarter, leaving a balance of $5.4 million to be received over the remaining six-year patent life. That balance is now paid in full.

        The company said that financial terms associated with the $4.25 million payment were consistent with its overall cost of funds available from other sources such as its bank credit line.

        "This agreement bolsters our cash position and allows us to accelerate our investments in product and technology improvements. We believe it provides sufficient liquidity to meet our capital needs for the remainder of this year without having to resort to borrowing or dilutive financing alternatives," said Harris Ravine, president and CEO of Fischer.

        Separately, the company said that it has regained its CE Mark for distribution in the European Union of its MammoTest systems and has resumed shipments to Europe. The company markets MammoTest in Europe through its OEM partner, the Ethicon Endo-Surgery unit of Johnson & Johnson.

        "We still face challenges in returning this company to sustainable profitability," said Gail Schoettler, chairperson of the board. "However, we are pleased with the progress to date. Regaining our CE Mark, for example, reflects our continuing quality improvements, which is key to our strategy. Additionally, we believe our previously reported alliances with Cedara, Kodak and InSiteOne have enriched our solution offerings," Schoettler added.

About Fischer Imaging

        Fischer Imaging Corporation designs, manufactures and markets medical imaging systems for the screening and diagnosis of disease. The company focuses on women's health, particularly the diagnosis and screening of breast cancer through the application of innovative digital imaging technologies. Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

        Certain statements contained in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements, certain of which are described as "Risk Factors" in our Form 10-K for the year ended December 31, 2003. Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements were made. The reader is cautioned that we have filed our quarterly report for the quarter ended on March 31, 2004 and annual report for the year ended December 31, 2003 on Form 10-K with the Securities and Exchange Commission, or SEC, as of the date of this News Release. It is recommended that the above referenced quarterly report and annual report be read together with this News Release to better understand our business, results of operations and financial condition as reported in this document.

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  Fischer Imaging Obtains $4.25 Million Accelerated Payment of Remaining Patent Funds Owed; Separately Announces Reinstatement of CE Mark